Exhibit 99.1

PB Bancorp, Inc.

News Release

October 6, 2016

FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES DIVIDEND

PUTNAM, CT – October 6, 2016 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.03 per share. The dividend will be payable to all stockholders of record as of October 19, 2016, and is scheduled to be paid on November 2, 2016.

"We are pleased to announce the latest dividend payment for the Holding Company" said Mr. Borner. “This dividend is one way of providing a return to stockholders who have invested in our community bank. We will continue our brand of community banking for years to come as we have since 1862 in keeping with our tag line; “Together We Make A Difference”. We encourage all residents and businesses in the community to consider keeping their banking business local to eastern Connecticut.”

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.

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